SUPPLEMENT
(To Prospectus Supplement dated May 30, 2007
to Prospectus dated May 22, 2007)

$494,611,000 (Approximate)
GREENPOINT MORTGAGE FUNDING TRUST
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-AR3

Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated May 30, 2007 (the “Prospectus Supplement”), the term of the Interest Rate Cap Agreement will be extended by one Distribution Date.

References to the Interest Rate Cap Agreement set forth on pages S-4, S-10, S-44, S-45, S-107, S-C-1 and S-C-2, are hereby amended to refer to an interest rate cap that has a 24-month term that will expire on the Distribution Date in April 2012 with the characteristics described herein. The “Scheduled Notional Amount” for the Distribution Date occurring in April 2012 will be equal to $14,000,000.00

Notwithstanding anything to the contrary in the Prospectus Supplement, with respect to the Interest Rate Cap Agreement, the Cap Counterparty will be obligated to pay to the Trust Fund at least one Business Day prior to each Distribution Date, commencing with the Distribution Date in May 2010 and ending with the Distribution Date in April 2012, one month’s interest calculated at an annual rate equal to the excess, if any, of LIBOR over 6.75% based on a calculated notional amount as set forth above, or in Annex C to the Prospectus Supplement, as applicable, for such Distribution Date, multiplied by the actual number of days in the Accrual Period, and divided by 360.

Following the Distribution Date in April 2012 the Interest Rate Cap Agreement will terminate and its Scheduled Notional Amount will equal zero.

All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

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The date of this Supplement is August 14, 2007.